Exhibit 99.1

LIME ENERGY SELLS MECHANICAL SERVICE BUSINESS TO WORTH & COMPANY, INC.

Huntersville, N.C. — November 6, 2013 — Lime Energy (NASDAQ: LIME) today announced that it has sold the assets of Landmark Service Company, LLC, to Worth & Company, Inc.  Landmark Service focuses on providing mechanical servicing to commercial and industrial customers in Pennsylvania and surrounding regions.

Worth is the leading mechanical systems provider in the Mid-Atlantic and will assume Landmark Service’s contracts and certain liabilities.  The majority of Landmark Service’s employees will become employees of Worth.

Lime Energy, a leading provider of energy efficiency solutions for utilities, completed this sale as part of its increased focus on utility direct install programs, the fastest growing segment of the energy efficiency space.  “This sale reinforces Lime’s commitment to serving its growing list of utility clients, and to dedicate the corporate resources necessary to maintain its track record of exceeding program savings goals and delivering customer satisfaction” says John O Rourke Lime’s Chief Executive Officer.

About Lime Energy Co.

Lime Energy is building a new energy future.  As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals.  Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “potential,” “hope,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward- looking statements. These risks include our ability to continue to grow and expand our utilities business and those described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such factors are incorporated here by reference.

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Contacts:

Lime Energy

Investor Relations

Karen Pigg

(704)892-4442

kpigg@lime-energy.com